June 7, 2006

Mark Tyndall
715 Nutmeg Avenue
Sunnyvale, CA 94087

Dear Mark,

Subject to authorization and approval of the Board of Directors of MIPS Technologies, Inc., we will be pleased to offer you the position of Vice President of Business Development and Corporate Relations reporting to me, subject to the terms and conditions contained herein. This offer includes a base salary of $240,000 annualized, paid bi-weekly and an Executive Bonus with a target of 40% of salary, or $96,000, and an upside to 80% of salary, or $192,000. Your Total Target Cash Compensation, annualized will be $336,000, with a potential upside, which could bring your actual compensation to $432,000. For fiscal year 2007, MIPS Technologies will guarantee an Executive Bonus of at least 40% of salary, or $96,000, subject to pay out in accordance with the terms of the Performance-Based Bonus Plan for Executives.

Upon acceptance of this and in addition to your base compensation, you will be granted an employment bonus of $40,000 to be paid at the time of your first paycheck. The bonus is earned at the rate of 1/24th per month for a two year period commencing with your date of hire. Should you terminate your employment prior to the bonus being fully earned, you agree to reimburse the company on a prorated basis, the unamortized amount of this bonus. Any amount you owe back to the company will be reported as a reduction to your W-2 income and taxes will be adjusted accordingly. This bonus is subject to applicable state and federal tax withholding when paid.

Subject to authorization and approval of the Board of Directors of MIPS Technologies, Inc., the terms of this letter, and compliance with all applicable federal and state securities laws, you will be granted an option to purchase 250,000 shares of MIPS Technologies, Inc. common stock. The per share price shall be set by the Board of Directors on the last Thursday of each month as needed (“Price Date”). Your options shall be priced on the Price Date following your start date, unless otherwise notified. Specific terms and conditions will be included in a definitive stock option agreement and will include your right to purchase your shares according to a vesting schedule. This schedule will provide for one-third of shares to become vested 12 months from your date of grant, with the remainder to vest at the rate of 1/36th per month thereafter, for the remaining 24 months. Unless earlier terminated this Option may be exercised only during a term of seven (7) years from the Date of Grant of this Option, and may be exercised during such term only in accordance with the terms of the Plan, the Notice and the Option Agreement.

Additionally, your Employee Benefits Plan will include Medical, Dental, Life/AD&D/LTD and Vision insurance plans, 401(k), Flex Spending Accounts, Employee Stock Purchase Plan, Vacation and Holiday Pay.

1225 CHARLESTON ROAD	MOUNTAIN VIEW, CA 94043-1353	PHONE 650.567.5000	FAX 650.567.5150	WEB www.mips.com

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you are required to provide verification of your identity and legal right to work in the United States.

You may accept this position by signing below and returning a signed copy to MIPS Technologies Human Resources.

The team and I are looking forward to you joining us and making a major contribution to the success of MIPS!

Sincerely,

/s/ JOHN BOURGOIN
John Bourgoin
President and CEO

I accept this offer of employment with the understanding that it is not an employment contract and remains subject to the approval of the Board of Directors. I understand that my employment with the company is not for any fixed term and constitutes at-will employment in which either I or the company may terminate at any time, for any reason, with or without notice. I also understand that upon commencement of employment, I will be expected to sign the Confidential Information and Inventions Agreement. The provisions stated in the offer of employment supersede all prior discussions and negotiations, and no other writing published by the company is intended to modify the presumptions of at-will employment status.

/s/ MARK TYNDALL                                                             June 7, 2006
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Employee Signature                                                            Today's Date

June 7, 2006
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Start Date